Execution Version
Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.
EXCHANGE AND PURCHASE AGREEMENT
This Exchange and Purchase Agreement (this “Agreement”) is made and entered into as of May 13, 2024, by and between LivePerson, Inc., a Delaware corporation (the “Company”), and Lynrock Lake Master Fund LP (the “Noteholder”). The Company and the Noteholder are collectively referred to herein as the “Parties” and individually as a “Party” as the context may require.
RECITALS
WHEREAS, reference is made to that certain Indenture, dated as of December 4, 2020 (the “Existing Indenture”), by and between the Company, as issuer thereunder, and U.S. Bank Trust Company, National Association (formerly U.S. Bank National Association), as trustee (the “Existing Trustee”), pursuant to which the Company issued $517,500,000 aggregate principal amount of 0% Convertible Senior Notes due 2026 (the “Existing Notes”);
WHEREAS, the parties have agreed to undertake certain transactions with respect to the Company’s capital structure on the terms set forth in this Agreement and the term sheet attached as Exhibit A hereto (together with its annexes, the “Transaction Term Sheet”);
WHEREAS, on the Initial Closing Date (as defined below), on the terms and subject to the conditions set forth herein, the Noteholder desires to exchange (the “Exchange”) $145,957,000 aggregate principal amount of the Existing Notes (the “Noteholder’s Notes”, and the $371,543,000 principal amount of the Existing Notes excluding the Noteholder’s Notes, the “Existing Other Notes”) for the Company’s newly issued Senior Secured Convertible Notes due 2029 (the “New Secured Notes”) issued pursuant to the New Secured Notes Indenture (as defined below) in the aggregate principal amount of $100,000,000 (such 68.51% ratio of the aggregate principal amount of such New Secured Notes to the aggregate principal amount of the Noteholder’s Notes, the “Exchange Ratio”);
WHEREAS, subject to and upon the occurrence of the Exchange, the Noteholder desires to purchase $50,000,000 aggregate principal amount of New Secured Notes for an aggregate purchase price of $50,000,000 (the “Initial Notes Purchase”);
WHEREAS, following the Exchange, the Noteholder desires to purchase up to $50,000,000 aggregate principal amount of New Secured Notes for an aggregate purchase price of up to $50,000,000 in accordance with and subject to the conditions of the Delayed Draw Purchase (as defined below);
WHEREAS, the New Secured Notes will be issued pursuant to an indenture to be entered into on the Initial Closing Date (the “New Secured Notes Indenture”) by and among the Company, as issuer, the Subsidiary Guarantors (as defined below), U.S. Bank Trust Company, National Association, or other trustee reasonably acceptable to the Company and the Noteholder, as trustee (the “Trustee”) and U.S. Bank Trust Company, National Association, or other agent reasonably acceptable to the Company and the Noteholder, as first lien collateral agent;

WHEREAS, New Secured Notes will be secured by a first-priority lien on substantially all assets (other than certain excluded assets) of the Company and the Subsidiary Guarantors; subject to permitted liens, including control agreements over deposit accounts (other than customary excluded accounts);
WHEREAS, the payment by the Company of all amounts due in respect of the New Secured Notes and the performance of the Company under the New Secured Notes Indenture will be initially guaranteed by each of the subsidiaries of the Company set forth on Annex I, Part I attached hereto (the “Subsidiary Guarantors”);
WHEREAS, the New Secured Notes will be delivered to the Noteholder through the facilities of The Depository Trust Company (“DTC”);
WHEREAS, the Transaction Term Sheet contemplates that if the Company incurs new junior indebtedness permitted under the New Secured Notes Indenture (the “Junior Debt”), the Company will enter into an Intercreditor Agreement (the “Intercreditor Agreement”), by and among the Company, as borrower, the Noteholder, as first lien lender, U.S. Bank Trust Company, National Association, or other agent reasonably acceptable to the Company and the Noteholder, as collateral agent, and the lender, security agent, collateral trustee, collateral agent, or other institution acting as secured party with respect to the Junior Debt, substantially in the form attached as Annex II to the Transaction Term Sheet;
WHEREAS, concurrently with the issuance of the New Secured Notes issued pursuant to the Initial Notes Purchase, the Company will issue warrants to the Noteholder exercisable for 12,071,203 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”),1 pursuant to those certain common stock purchase warrants, substantially in the form of Exhibit B hereto (the “Warrants”, and the issuance of the Warrants, together with the Initial Notes Purchase, the Delayed Draw Purchase and the Exchange, the “Transactions”); and
WHEREAS, the Transaction Term Sheet contemplates that the New Secured Notes will be convertible into shares of Common Stock, cash or a combination thereof pursuant to the terms and conditions set forth in the New Secured Notes Indenture.
NOW, THEREFORE, in consideration of the conditions and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
EXCHANGE AND PURCHASE
Section 1.1 Exchange of the Existing Notes. On the terms and subject to the satisfaction of the conditions set forth in this Agreement, the Company and the Noteholder agree to consummate the Exchange on the Initial Closing Date as follows:
(a)Noteholder Exchange. Promptly following the completion of Company Delivery (as defined below), the Noteholder shall surrender, transfer and deliver to the Existing Trustee for cancellation the Noteholder’s Notes in accordance with the terms of the Existing Indenture through the
1 Such 12,071,203 number of shares reflects 11% of Common Stock on a fully diluted basis, after giving effect to the issuance of the Warrants and any other derivative instruments or other rights to acquire Common Stock, assuming full physical settlement and without regards to any restrictions or limitations on exercise or conversion or as to whether such rights or derivatives are in-the-money (but including only 1,000,000 of the existing out-of-the-money employee stock options and excluding shares underlying the Existing Other Notes and New Secured Notes) based on the capitalization table provided by the Company. Such amount shall be increased by 11% of any Common Stock or Common Stock equivalents issued or granted between the date hereof and the Initial Closing, on a fully diluted basis inclusive of the issuance of such additional warrants, based on the capitalization table provided by the Company on the Initial Closing.

one-sided Deposit/Withdrawal at Custodian procedures of DTC (and the Company shall promptly effect such cancellation), together with all right, title and interest to the Noteholder’s Notes (the “Noteholder Delivery”) from the DTC Participant(s) specified in the Exchanging Noteholder Instructions attached as Exhibit C hereto (the “Exchanging Noteholder Instructions”). Such transfer of the Noteholder’s Notes shall be made solely in exchange for the following:
(i)     On the Initial Closing Date, the Company shall issue and deliver to the Noteholder the New Secured Notes in the aggregate principal amount of $100,000,000 through the one-sided Deposit/Withdrawal at Custodian procedures of DTC to the DTC Participant(s) specified in the Exchanging Noteholder Instructions (the “Company Delivery”).
Section 1.2    Initial Notes Purchase. Subject to and upon the occurrence of the Exchange, and subject to the terms and satisfaction of the conditions set forth herein and in reliance upon the mutual representations and warranties set forth herein, on the Initial Closing Date, the Company will sell to the Noteholder, and the Noteholder will purchase from the Company $50,000,000 aggregate principal amount of New Secured Notes for an aggregate cash purchase price equal to the aggregate principal amount of the New Secured Notes so purchased. The Company shall provide the Noteholder wire instructions in writing for payment of the purchase price. The Company shall issue and deliver to the Noteholder the New Secured Notes purchased through the Initial Notes Purchase through the one-sided Deposit/Withdrawal at Custodian procedures of DTC to the DTC Participant(s) specified by the Noteholder in writing.
Section 1.3    Warrant Issuance. Subject to and upon the occurrence of the Exchange, and subject to the terms and satisfaction of the conditions set forth herein and in reliance upon the mutual representations and warranties set forth herein, on the Initial Closing Date, the Company will issue and deliver the Warrants to the Noteholder.
Section 1.4    Delayed Draw Purchase. Subject to the satisfaction of the conditions set forth in Section 1.7 (or waiver of any such conditions by the Noteholder in its sole discretion), the Noteholder further agrees to purchase from the Company, in one (1) purchase transaction, up to $50,000,000 aggregate principal amount of New Secured Notes for an aggregate cash purchase price equal to (x) the aggregate principal amount of the New Secured Notes so purchased, plus (y) accrued and unpaid cash interest from the Initial Closing to the date such New Secured Notes are issued, promptly following the Company’s written request (which written request shall be made on at least five business days’ notice, unless the Noteholder agrees to a shorter notice period, and shall include the aggregate principal amount so requested to be purchased in an amount no greater than $50,000,000) at any time after the Initial Closing Date and prior to the earlier of (i) December 15, 2024 and (ii) the six-month anniversary of the Initial Closing (the “Delayed Draw Purchase”). The Company shall provide the Noteholder wire instructions in writing for payment of the purchase price. The New Secured Notes purchased through the Delayed Draw Purchase shall have the same interest rate, CUSIP and be fungible with the New Secured Notes purchased through the Initial Notes Purchase. If and when issued, any New Secured Notes issued pursuant to the Delayed Draw Purchase shall bear interest from the date of the Initial Closing. For the avoidance of doubt, to the extent the Delayed Draw Purchase occurs after the record date for the December 15, 2024 interest payment, all New Secured Notes issued pursuant to such Delayed Draw Purchase shall be deemed to have been beneficially owned by the Noteholder on such record date and the Noteholder shall receive the December 15, 2024 interest payment with respect to such New Secured Notes. The Company shall issue and deliver to the Noteholder the New Secured Notes purchased through the Delayed Draw Purchase through the one-sided Deposit/Withdrawal at Custodian procedures of DTC to the DTC Participant(s) specified by the Noteholder in writing (the “Delayed Draw Company Delivery”).
Section 1.5    Initial Closing. The closing of the Exchange and the Initial Notes Purchase (the “Initial Closing”) is anticipated to take place after the satisfaction (or waiver by the Noteholder or the Company, as applicable) of the conditions set forth in Section 1.6(a) and Section 1.6(b) below, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), counsel to the Company, or on such other date or dates and at such other place as the Parties may agree in writing (the “Initial Closing Date”). To the extent the Noteholder Delivery is delayed as a result of procedures and mechanics of DTC,

Noteholder’s brokers, custodians or other nominees or other events beyond the Noteholder’s control, such delay will not be a breach of this Agreement so long as the Noteholder is using commercially reasonable efforts to effect the Noteholder Delivery. The Transactions set forth in Section 1.1, Section 1.2 and Section 1.3 shall be deemed to take place concurrently with each other at the Initial Closing.
Section 1.6    Conditions to the Initial Closing.
(a)    Obligations of the Noteholder. The obligation of the Noteholder hereunder to consummate the Exchange and the Initial Notes Purchase at the Initial Closing is subject to the satisfaction, at or before the Initial Closing, of each of the following conditions; provided, that these conditions are for the Noteholder’s sole benefit and may be waived by the Noteholder at any time in its sole discretion by providing the Company with prior written notice thereof:
(i)    Transaction Documents. The New Secured Notes Indenture, the New Secured Notes, the Security Agreement (as defined below), the other Security Documents (as defined below), and the Warrants shall have been duly and validly authorized, executed and delivered by all of the parties thereto. The Intercreditor Agreement shall have been duly and validly authorized by the Company and the Subsidiary Guarantors.
(ii)    Opinion. The Noteholder shall have received a written opinion of Fried Frank, counsel to the Company, (A) dated as of the Initial Closing Date, (B) addressed to the Noteholder and (C) in form and substance reasonably satisfactory to the Noteholder.
(iii)    Collateral. Other than in respect of deliverables permitted to be provided after the Initial Closing Date pursuant to this Agreement or the New Secured Notes Indenture, the Noteholder shall have received:
A. from the Company and the Grantors party thereto, the U.S. Security Agreement (the “Security Agreement”), in form and substance consistent with the applicable terms of the Transaction Term Sheet and otherwise reasonably satisfactory to the parties hereto, and each other Security Document (as defined in the Security Agreement) to be executed as of the Initial Closing Date duly executed and delivered on behalf of such person; and
B. all documents and instruments, including Uniform Commercial Code financing statements, reasonably requested by the Noteholder to be filed, registered or recorded to perfect the liens intended to be created by any Security Document to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Noteholder for filing, registration or recording and none of the Collateral (as defined in the Security Agreement) shall be subject to any other pledges, security interests or mortgages, except for liens or other security interests permitted under the New Secured Notes Indenture.

(iv)    Warrant Issuance. The Company shall have issued the Warrants to the Noteholder in accordance with Section 1.3.
(v)    Representations and Warranties; No Default. (A) The Specified Representations shall be true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified and (B) no breach, default or event of default shall have occurred and be continuing under this Agreement, the Existing Indenture, the New Secured Notes Indenture, the New Secured Notes, the Security Agreement, the other Security Documents, the Intercreditor Agreement or the Warrants.
“Specified Representations” means the representations and warranties set forth in (i) Sections 3.1(a) and 3.1(b) (in each case, solely to the extent relating to due incorporation or formation and existence), Section 3.1(c) (solely to the extent relating to corporate power and authority to enter into, due authorization, execution and delivery of, and enforceability of the New Secured Notes Indenture, the Warrants, the Security Agreement and the other Security Documents), Section 3.1(r), Section 3.1(s) and Section 3.1(t) (in each case, solely as it relates to use of proceeds of the New Secured Notes) and Section 3.1(f), Section 3.1(g)(C), Section 3.1(h), Section 3.1(u), Section 3.1(w), Section 3.1(x), Section 3.1(z) and Section 3.1(aa) of this Agreement and (ii) any representations and warranties in the New Secured Notes Indenture relating to the creation, validity and perfection of security interests granted by the Company or the Guarantors in the Collateral (with customary exceptions).
(vi)    Fees. All reasonable and documented out-of-pocket fees and expenses of the Noteholder for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel for the Noteholder) shall have been paid by the Company.
(vii)    Secretary’s Certificate. The Noteholder shall have received a certificate of each of the Company, the Subsidiary Guarantors, and each Grantor party to the Security Agreement (collectively, the “Company Parties”, and each, a “Company Party”), dated as of the Initial Closing Date and executed by the Secretary (or other senior officer) of each Company Party with appropriate insertions and attachments (the “Secretary’s Certificate”), including:
A.a copy of the certificate of formation or incorporation, as applicable, including all amendments thereto, of each Company Party, in each case certified by such Company Party’s jurisdiction of formation as of a recent date;
B. a copy of the bylaws or limited liability company agreement, as applicable, of each Company Party;
C. the relevant board (and/or, if applicable, shareholders’) resolutions or written consents of each Company Party adopted by such Company Party for the purposes of authorizing the execution, delivery and performance, as applicable, of the Security Agreement, the other Security Documents, the Intercreditor Agreement, this Agreement, the New Secured Notes Indenture, the New Secured Notes and the Warrants issued on the Initial Closing Date (collectively, the “Documents”);
D. a certificate of each representative of each Company Party authorized to execute the Documents on behalf of such Company Party as to the names, titles, incumbency and specimen signature of each representative executing the Documents; and
E. a certificate as to the good standing of each Company Party (in jurisdictions where such concept applies) as of not more than thirty (30) days prior to the Initial Closing Date from such Secretary of State, and, if applicable, certificates of foreign qualification for each Company Party from each jurisdiction where the failure to be qualified or in good standing could reasonably be expected to have a Material Adverse Effect (to be defined in the New Secured Notes Indenture).
(viii)    Officer’s Certificate. The Noteholder shall have received a certificate of an officer of the Company, certifying that the conditions precedent set forth in clause (v) above are satisfied as of the Initial Closing Date.
(ix)    [Reserved].
(x)    Company Delivery. The Company shall have completed the Company Delivery in accordance with Section 1.1(a)(i).
(xi)    No MAE. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(b)    Obligations of the Company. The obligation of the Company hereunder to consummate the Exchange and the Initial Notes Purchase and the Transactions contemplated hereby at the Initial Closing is subject to the satisfaction, at or before the Initial Closing, of each of the following conditions; provided, that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Noteholder with prior written notice thereof:
(i)     Representations and Warranties. The representations and warranties of the Noteholder contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8 and 2.13 of Article II hereof are true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified.
(ii)    [Reserved].
(iii)    Delivery of Existing Notes. The Noteholder shall have completed the Noteholder Delivery in accordance with Section 1.1(a) in one or more settlements.
(iv)    Initial Notes Purchase. The Noteholder shall have delivered the purchase price for the Initial Notes Purchase in accordance with Section 1.2.
Section 1.7    Conditions to the Delayed Draw Purchase.
(a)    Obligations of the Noteholder. The obligation of the Noteholder hereunder to consummate the Delayed Draw Purchase is subject to the satisfaction, at or before the Delayed Draw Purchase, of each of the following conditions; provided, that these conditions are for the Noteholder’s sole benefit and may be waived by the Noteholder at any time in its sole discretion by providing the Company with prior written notice thereof:
(i)    Initial Closing. The Initial Closing shall have occurred.
(ii)    Representations and Warranties; No Default. (A) The Specified Representations shall be true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified and (B) no breach, default or event of default shall have occurred and be continuing under this Agreement, the Existing Indenture, the New Secured Notes Indenture, the New Secured Notes, the Security Agreement, the other Security Documents, the Intercreditor Agreement or the Warrants.
(iii)    Delayed Draw Company Delivery. The Company shall have completed the Delayed Draw Company Delivery in accordance with Section 1.4.
(b)    Obligations of the Company. The obligation of the Company hereunder to consummate the Delayed Draw Purchase is subject to the satisfaction, at or before the Initial Closing, of each of the following conditions; provided, that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Noteholder with prior written notice thereof:
(i)    Representations and Warranties. The representations and warranties of the Noteholder contained in Sections 2.1, 2.2, 2.3, 2.5, 2.8 and 2.13 of Article II hereof are true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified.
(ii)    Delayed Draw Purchase. The Noteholder shall have delivered the purchase price for the Delayed Draw Purchase in accordance with Section 1.4.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDER
The Noteholder hereby makes the following representations and warranties (i) as of the date hereof, (ii) solely in the case of the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8 and 2.13 as of the Initial Closing Date and (iii) solely in the case of any representations and warranties in Sections 2.1, 2.2, 2.3, 2.5, 2.8 and 2.13 as of the date of any Delayed Draw Purchase:
Section 2.1    Organization; Requisite Authority. The Noteholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Noteholder possesses all requisite power and authority necessary to consummate the Transactions contemplated by this Agreement, to transfer the Existing Notes to the Company and to pay the purchase price for the Initial Notes Purchase and, if applicable, the Delayed Draw Purchase.
Section 2.2    Authorization. The execution, delivery and performance of this Agreement have been duly authorized by the Noteholder. This Agreement, when executed and delivered by the Noteholder in accordance with the terms hereof, shall constitute a valid and binding obligation of the Noteholder, enforceable against the Noteholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles.
Section 2.3    Broker’s Fees. The Noteholder has not retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of the Noteholder or incurred any liability for any banker’s, broker’s or finder’s fees or commissions in connection with the Transactions contemplated by this Agreement.
Section 2.4    Ownership. The Noteholder is the beneficial owner of the Noteholder’s Notes. Upon the Noteholder Delivery, in consideration of the Company Delivery, pursuant to this Agreement, good and valid title to the Existing Notes owned by the Noteholder will pass to the Company, free and clear of any liens, claims, encumbrances, security interests, options or charges of any kind.
Section 2.5    Qualified Institutional Buyer; Accredited Investor. The Noteholder is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and an “accredited investor” as defined in Rule 501(a) under the Securities Act.
Section 2.6    No Affiliates. The Noteholder is not, or has not been at any time during the consecutive three-month period preceding the date hereof, a director, officer or “affiliate” within the meaning of Rule 144 promulgated under the Securities Act (an “Affiliate”) of the Company. The Noteholder will beneficially own as of the Initial Closing Date (but without giving effect to the Transactions) (a) less than 5% of the outstanding Common Stock and (b) less than 5% of the aggregate number of votes that may be cast by holders of those outstanding securities of the Company that entitle the holders thereof to vote generally on all matters submitted to the Company’s stockholders for a vote. The Noteholder is not a subsidiary, or, to its knowledge, otherwise closely-related to any director or officer of the Company (each such director, officer or beneficial owner, a “Related Party”).
Section 2.7    No Prohibited Transactions. The Noteholder has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that the Noteholder was first contacted by the Company or any other person regarding the Transactions, this Agreement or an investment in the New Secured Notes, the Warrants or the Company. The Noteholder covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the Transactions are publicly disclosed. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation

SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers. Solely for purposes of this Section 2.7, subject to the Noteholder’s compliance with their respective obligations under the U.S. federal securities laws and the Noteholder’s respective internal policies, (a) “Noteholder” shall not be deemed to include any employees, subsidiaries, desks, groups or Affiliates of the Noteholder that are effectively walled off by appropriate “Fire Wall” information barriers approved by the Noteholder’s respective legal or compliance department (and thus such walled off parties have not been privy to any information concerning the Transactions), and (b) the foregoing representations and covenants of this Section 2.7 shall not apply to any transaction by or on behalf of an account that was effected without the advice or participation of the Noteholder.
Section 2.8    Compliance with Applicable Laws. The Noteholder will comply with all applicable laws and regulations in effect in any jurisdiction in which it acquires New Secured Notes or Warrants and will obtain any consent, approval or permission required for such purchases, acquisitions or sales under the laws and regulations of any jurisdiction to which it is subject or in which it acquires New Secured Notes or Warrants.
Section 2.9    Adequate Information; No Reliance. The Noteholder acknowledges and agrees that (a) the Noteholder has been furnished with all materials it considers relevant to making an investment decision to enter into the Transactions and has had the opportunity to review the Company’s filings and submissions with the SEC, including, without limitation, all information filed or furnished pursuant to the Exchange Act, and (b) the Noteholder has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects and the terms and conditions of the Transactions, all of which were answered to its satisfaction, (c) the Noteholder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Transactions and to make an informed investment decision with respect to the Transactions, (d) the Noteholder (as applicable) has evaluated the tax and other consequences of the Transactions and ownership of the New Secured Notes and Warrants with its tax, accounting or legal advisors, including the consequences to the Noteholder of the issuance of the New Secured Notes with significant original issue discount for U.S. Federal income tax purposes, (e) the Company is not acting as a fiduciary or financial or investment advisor to the Noteholder and (f) the Noteholder is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of their Affiliates or representatives, except for (i) the publicly available filings and submissions made by the Company with the SEC under the Exchange Act and (ii) the representations and warranties made by the Company in this Agreement. the Noteholder is able to fend for itself in the Transactions; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the New Secured Notes and Warrants; has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment; and acknowledges that investment in the New Secured Notes and Warrants involves a high degree of risk.
Section 2.10    Mutually Negotiated Terms. The Noteholder acknowledges that the terms of the Transactions have been mutually negotiated between the Noteholder and the Company. The Noteholder has had a sufficient amount of time to consider whether to participate in the Transactions on behalf of its applicable accounts, and neither the Company, nor any of their respective Affiliates or agents, has placed any pressure on it to respond to the opportunity to participate in the Transactions.
Section 2.11    Acknowledgements. The Noteholder acknowledges and agrees that no public market exists for the New Secured Notes or the Warrants, and that there is no assurance that a public market will ever develop for the New Secured Notes or the Warrants. The Noteholder (a) acknowledges that neither the issuance of the New Secured Notes or the Warrants nor the issuance of shares of Common Stock (the “Shares”) upon conversion of any of the New Secured Notes or exercise of the Warrants has been registered or qualified under the Securities Act or any state securities laws, and the New Secured Notes, Warrants and any Shares are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless they are subsequently registered and qualified under the Securities Act and applicable state laws or unless an exemption from such registration and qualification is available, and (b) is purchasing the New Secured Notes, Warrants and any Shares for investment purposes only for its own account and not with any view toward a distribution thereof or with any intention of selling, distributing or otherwise disposing of the New Secured Notes, Warrants or any Shares in a manner that would violate the registration requirements of the Securities Act. The Noteholder confirms to the Company that it has such knowledge and experience in business matters and that the Noteholder is capable of evaluating the merits and risks of an investment in the New Secured Notes, Warrants or the Shares and of making an informed investment decision and understands that (x) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment and (y) the purchase of the New Secured Notes, Warrants and the Shares by the Noteholder is a speculative investment which involves a high degree of risk of loss of the entire investment. The Noteholder acknowledges that the New Secured Notes, Warrants and any Shares will bear a legend to the effect that the Noteholder may not transfer any New Secured Notes, Warrants or such Shares except (i) to a “qualified institutional buyer” within the meaning of and in accordance with Rule 144A, (ii) under any other available exemption from the registration requirements of the Securities Act, (iii) pursuant to a registration statement that has become effective under the Securities Act, or (iv) as otherwise specified in such legend.
Section 2.12    Taxpayer Information. The Noteholder agrees that it will deliver to the Company executed copies of IRS Form W-8IMY, accompanied by IRS Forms W-9, W-8ECI, W-8BEN or W-8BEN-E, as applicable (or any successor form), together with tax compliance certificate(s) sufficient to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code, including certifications that the relevant persons claiming such exemption are (x) not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form).
Section 2.13    No Registration. The Noteholder understands that:
(a)    the offer and sale of the New Secured Notes and Warrants hereunder is not being registered under the Securities Act, and is being made privately pursuant to the private placement exemption from the registration requirements provided in Section 4(a)(2) of the Securities Act;
(b)    the Company is not and will not be registered as an investment company under the Investment Company Act (as defined below); and
(c)    in connection with the foregoing, the Company is relying on the representations, warranties and covenants of the Noteholder contained in this Agreement.
Section 2.14    Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement, any certificate or other instrument delivered pursuant hereto or pursuant to any registration rights agreement entered into by the Noteholder, the Noteholder makes no representation or warranty, express or implied, at law or in equity, in respect of the Noteholder, or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY
The Company hereby makes the following representations and warranties (i) as of the date hereof and (ii) solely in the case of any such representation and warranty that is a Specified Representation, as of the Initial Closing Date and as of the date of any Delayed Draw Purchase:
Section 3.1    Representations and Warranties.
(a)    The Company has been duly incorporated and is a validly existing corporation or other organization in good standing under the laws of the state of Delaware, with corporate power and authority to own its properties and conduct its business; and the Company is duly qualified to do business as a foreign entity in good standing (to the extent such concept exists) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect.
(b)    The entities listed on Annex I hereto will be the only direct or indirect subsidiaries of the Company on the Initial Closing Date. Each subsidiary of the Company has been duly incorporated or formed and is an existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or formation, with corporate, limited liability company, partnership or similar power and authority to own its properties and conduct its business; and each subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity in good standing (in each case, to the extent such concept exists) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect; all of the issued and outstanding capital stock or other ownership interests of each subsidiary of the Company has been duly authorized and validly issued and, in the case of any such corporation, is fully paid and nonassessable; and the capital stock or other ownership interests of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects except liens permitted by the New Secured Notes Indenture.
(c)    Each of the Company and Subsidiary Guarantors (as applicable) has all requisite corporate, limited liability company, partnership or similar, as applicable, power and authority to execute the New Secured Notes Indenture, the Security Agreement, the other Security Documents and the Warrants and carry out the transactions contemplated thereby and perform its obligations contemplated thereunder and the Company has all requisite corporate authority to execute the New Secured Notes and Warrants and carry out the transactions contemplated thereby and perform its obligations contemplated thereunder. Each of the New Secured Notes Indenture, the Security Agreement, the other Security Documents and the Warrants has been duly authorized by the Company and the Subsidiary Guarantors; the New Secured Notes and the Warrants have been duly authorized by the Company; and when the New Secured Notes and Warrants are issued, executed, delivered and paid for pursuant to this Agreement and when each of the New Secured Notes Indenture, the Security Agreement, the other Security Documents and Warrants is executed and delivered and the New Secured Notes are authenticated by the Trustee, the New Secured Notes Indenture, the Security Agreement, the other Security Documents and the Warrants will have been duly executed and delivered by the Company and the Subsidiary Guarantors, as applicable, the New Secured Notes and Warrants will have been duly executed, authenticated, issued and delivered and the New Secured Notes will be entitled to the benefits provided in the New Secured Notes Indenture, the Security Agreement and the other Security Documents, and the New Secured Notes Indenture, the Security Agreement, the other Security Documents, the New Secured Notes and the Warrants will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
(d)    This Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
(e)    Assuming the accuracy of the representations and warranties of the Noteholder made pursuant to Article II, no consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required (except as may be required as a result of the identity or status of the Noteholder) for the consummation of the Transactions contemplated by this Agreement, the New Secured Notes Indenture, the New Secured Notes, the Security Agreement, the other Security Documents or the Warrants or the execution, delivery and performance of the New Secured Notes, the New Secured Notes Indenture, the Security Agreement, the other Security Documents and the Warrants, the consummation of the Transactions, or the issuance of the New Secured Notes and the Warrants, except such as will have been obtained on or prior to the Initial Closing or the date of the Delayed Draw Purchase, as applicable; for such other consents, approvals, authorizations or orders as would not have a

Material Adverse Effect; and with respect to deliverables permitted to be provided after the date hereof pursuant to this Agreement, such filings and recordings as may be required to perfect liens in connection with the Documents. The issuance of the New Secured Notes (including PIK interest in respect thereof), the Warrants and the Shares shall not require shareholder approval under the rules of The Nasdaq Stock Market LLC.
(f)    The guarantees of the Subsidiary Guarantors with respect to the New Secured Notes are duly authorized by each Subsidiary Guarantor. When the New Secured Notes are issued, executed and authenticated in accordance with the terms of the New Secured Notes Indenture, and assuming the New Secured Notes have been delivered to and paid for pursuant to this Agreement, the guarantees of each Subsidiary Guarantor endorsed thereon will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
(g)    The execution, delivery and performance of the Documents and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien (other than liens permitted by the New Secured Notes Indenture) upon any property or assets of the Company or any of its subsidiaries pursuant to, (A) assuming the accuracy of the representations and warranties of the Noteholder made pursuant to Article II, any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (B) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or (C) the charter or by-laws or any equivalent organizational document of the Company or any such subsidiary, except, in the case of clauses (A) and (B), where such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect.
(h)    Except as disclosed in the Company’s filings with the SEC on or prior to the execution of this Agreement (along with SEC comment letters received in connection with these filings to the extent publicly filed on or prior to the execution of this Agreement, the “Company Disclosure Documents”) and except for liens permitted by the New Secured Notes Indenture, the Company and its subsidiaries have good title to all personal properties and assets owned by them, free from liens, encumbrances and defects that would individually or in the aggregate have a Material Adverse Effect; and except as disclosed in the Company Disclosure Documents, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them, except as would not individually or in the aggregate have a Material Adverse Effect.
(i)    Except as disclosed in the Company Disclosure Documents, the Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct their business as described in the Company Disclosure Documents and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of the Subsidiary Guarantors, would individually or in the aggregate have a Material Adverse Effect.
(j)    Except as disclosed in the Company Disclosure Documents, no labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.
(k)    The Company and its subsidiaries own, possess, or have adequate rights to use, or can acquire on commercially reasonable terms, all material trademarks, trade names and other rights to inventions, knowhow, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) that, to their best knowledge after due inquiry, are necessary to conduct their business, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(l)    Except as disclosed in the Company’s Disclosure Documents, to the knowledge of the Company and the Subsidiary Guarantors, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and except as disclosed in the Company Disclosure Documents, the Company is not aware of any pending investigation which might lead to such a claim.
(m)    Except as disclosed in the Company Disclosure Documents, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, would reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company and the Subsidiary Guarantors to perform their obligations under the New Secured Notes Indenture, the Warrants or this Agreement, and to the best knowledge of the Company and the Subsidiary Guarantors, no such actions, suits or proceedings are threatened.
(n)    The latest financial statements of the Company, together with the related notes included in the Company Disclosure Documents, present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Except as disclosed in the Company Disclosure Documents, such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.
(o)    Except as disclosed in the Company Disclosure Documents, since March 31, 2024, there has been no Material Adverse Effect (provided, the definition of “Material Adverse Effect” shall exclude any adverse event, change, occurrence or effect publicly disclosed or announced in the Company’s earnings release for the fiscal quarter ended March 31, 2024 or any notification from the stock exchange related to a curable delisting event, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
(p)    Except as disclosed in the Company Disclosure Documents, neither the Company nor any of its subsidiaries is (A) in violation of its respective charter or by-laws or similar organizational documents or (B) in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to the Company and its subsidiaries, taken as a whole, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound, except for such defaults in the case of this clause (B) that would not individually or in the aggregate have a Material Adverse Effect.
(q)    The Company and its subsidiaries make and keep books and records that are accurate in all material respects and maintain systems of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Company Disclosure Documents, there are no material weaknesses or significant deficiencies in the internal controls of the Company or its subsidiaries. The Company and its subsidiaries maintain effective controls and procedures designed to provide reasonable assurance that material information relating to the Company or its subsidiaries, as applicable, is made known or disclosed to the officers and directors of such entity by others within such entity.
(r)    None of the Company or its subsidiaries, nor, to the knowledge of the Company, any of their directors, officers, agents or employees has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Company or its subsidiaries conduct their business and to which they are lawfully subject or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(s)    The operations of the Company and its subsidiaries are and have been conducted in compliance with applicable financial record-keeping and reporting requirements of the anti-money laundering laws and regulations of the United States and similar laws of any jurisdiction in which the Company or its subsidiaries conduct their business and to which they are lawfully subject, as applicable (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or its subsidiaries, threatened.
(t)    None of the Company or its subsidiaries, or, to the knowledge of the Company, any director, officer, agent or employee is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or equivalent United Kingdom or European Union measure.
(u)    None of the Company or the Subsidiary Guarantors is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and none of the Company or the Subsidiary Guarantors, is, and after giving effect to the Transactions, will be an “investment company” as defined in the Investment Company Act.
(v)    Assuming the accuracy of the representations and warranties of the Noteholder made pursuant to Article II, (A) the Exchange will not be a “tender offer” for purposes of Section 14(e) of the Exchange Act, Regulation 14E under the Exchange Act or Rule 13e-4 under the Exchange Act; (B) the issuance of the New Secured Notes and Warrants by the Company to the Noteholder in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act; and (C) it is not necessary to qualify the New Secured Notes Indenture under the Trust Indenture Act of 1939, as amended.
(w)    On each applicable date of determination, the Company and its subsidiaries (the “Applicable Group”), on a consolidated basis taken as a whole, immediately after giving effect to the Transactions consummated on such date, are Solvent. As used herein, the term “Solvent” means, with respect to the Applicable Group (on a consolidated basis, taken as a whole), that as of the date of determination (A) the sum of the Applicable Group’s debt (including contingent liabilities) does not exceed the fair value of the Applicable Group’s assets; (B) the Applicable Group’s capital is not unreasonably small in relation to its business as contemplated on such date; and (C) the Applicable Group is able to pay its debts as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that the Applicable Group reasonably expects to become an actual or matured liability. On each applicable date of determination, the New Secured Notes are not being issued with the intent to hinder, delay or defraud either present or future creditors of any member of the Applicable Group.
(x)    Common Stock Issuable Upon Conversion of New Secured Notes and Exercise of the Warrants. Subject to the terms of the New Secured Notes Indenture, the New Secured Notes will be convertible, at the Noteholder’s option, into shares of Common Stock, cash or a combination of shares of Common Stock and cash, at the Company’s election; and, subject to the terms of the Warrants, the Warrants will be exercisable, at the Noteholder’s option, for Shares. The Company will have duly authorized and reserved a number of Shares for issuance upon conversion of the New Secured Notes and exercise of the Warrants equal to the maximum number of such shares issuable upon conversion and exercise (assuming, in the case of the New Secured Notes, “Physical Settlement” of the New Secured Notes upon conversion and the maximum increase to the “Conversion Rate” in connection with any

“Make-Whole Fundamental Change” (each, as defined in the New Secured Notes Indenture) applies, and, in the case of the Warrants, full physical settlement at the prevailing Exercise Price (as defined in the Warrants) applies), and, when such Shares are issued upon conversion of the New Secured Notes and exercise of the Warrants in accordance with the terms of the New Secured Notes, the New Secured Notes Indenture and the Warrants, such Shares will be validly issued, fully paid and non-assessable, and the issuance of any such Shares will not be subject to any preemptive or similar rights.
(y)    Rights Plan. The issuance of the New Secured Notes and the Warrants shall not cause the Noteholder to become an “Acquiring Person” as defined in that certain Tax Benefits Preservation Plan, dated as of January 22, 2024, by and between the Company and Equiniti Trust Company, LLC as rights agent (the “Rights Plan”).
(z)    Margin Stock. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board of Governors). No part of the proceeds of the sale of the New Secured Notes will be used for any purpose which violates the provisions of Regulations T, U or X of the Federal Reserve Board of Governors.
(aa)    Capitalization. The Company’s capitalization table delivered to the Noteholder as of the date hereof is true and complete as of the date hereof.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES
Section 4.1    Transaction Term Sheet. The parties shall use commercially reasonable efforts, acting in good faith, to negotiate and execute any additional documentation governing the Transactions on the terms set forth on the Transaction Term Sheet, including without limitation, the covenants to be set forth on Schedule II hereto, the New Secured Notes Indenture, the New Secured Notes, the Security Agreement, the other Security Documents and the Warrants.
Section 4.2    Fees and Expenses. The Company shall reimburse or pay all reasonable and documented out-of-pocket expenses of Noteholder in connection with the Exchange, the Initial Notes Purchase, the Delayed Draw Purchase, the Warrants issuance, this Agreement, the New Secured Notes Indenture, the Security Agreement and the other Security Documents and other agreements and documents relating thereto and the negotiation thereof (including reasonable and documented fees, charges and disbursements of Akin Gump Strauss Hauer & Feld LLP, legal counsel to the Noteholder), and other advisors and expenses related to making, monitoring, and enforcing the Noteholder’s investment (including the cost of any individuals appointed under Schedule I if such individuals are not employees of the Noteholder), in each case to the extent not previously paid at the Initial Closing.
Section 4.3    Corporate Governance. For so long as the Noteholder (together with its Affiliates) beneficially owns at least $50,000,000 aggregate principal amount of New Secured Notes (the “Ownership Condition Period”), the Company shall comply with the requirements of Schedule I hereto.
Section 4.4    Tax Treatment of Exchange. The Company and the Noteholder intend to take the position that the exchange of the Existing Notes will qualify as a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.  The Company will not take, and will cause its Affiliates not to take, a position on any tax return that is inconsistent with such intended tax treatment as described in the preceding sentence, unless required to do so pursuant to a final determination by the Internal Revenue Service.
Section 4.5    Certain Covenants. During the Ownership Condition Period, the Company shall comply with those certain covenants to be set forth on Schedule II hereto and acknowledges and agrees that any violation of such covenants shall be a breach and default under this Agreement and the New

Secured Notes Indenture, as applicable. The parties may update Schedule II after the date hereof by mutual agreement in writing.
Section 4.6    Exclusivity. From the date hereof until the Initial Closing Date, the Company agrees to negotiate directly and exclusively with the Noteholder with respect to any transaction involving the Existing Other Notes or any financing, refinancing or other liability management transaction (each a “Financing Transaction”) and not to enter into any agreement with or agree to act in concert with any other holder of the Existing Other Notes or any other person with respect to a Financing Transaction, without, as applicable, the Noteholder’s express written consent. From the date hereof until the Initial Closing Date, the Company (on behalf of itself and its subsidiaries) agrees not to (i) solicit, initiate, knowingly facilitate or knowingly encourage any proposal with respect to a Financing Transaction from any other holder of the Existing Other Notes or any other person or (ii) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in discussions or negotiations in respect of an alternative proposal regarding any Financing Transaction with any other holder of the Existing Other Notes or any other person. Notwithstanding the foregoing in this Section 4.6, from the date hereof until the Initial Closing Date, the Company may repurchase any Existing Other Notes subject to compliance with Section 4.7.
Section 4.7    Most Favored Nation Covenant. The Company shall comply with those certain covenants set forth on Schedule III hereto and acknowledges and agrees that any violation of such covenants shall be a breach and default under this Agreement and the New Secured Notes Indenture, as applicable.
Section 4.8    Publicity. The Company and the Noteholder agree that promptly following (i) the execution of this Agreement, the Company will issue a press release and/or file with the SEC a Form 8-K disclosing the Company’s entry into this Agreement, which Form 8-K will include this Agreement (including the Transaction Term Sheet) as an exhibit and (ii) the Initial Closing, the Company will issue a press release or file with the SEC a Form 8-K disclosing the occurrence of the Initial Closing Date and the consummation of the Transactions, provided that all such press releases and filings shall be provided to the Noteholder in advance and the Company shall provide the Noteholder a reasonable opportunity to comment on such documents and shall incorporate any such comments in good faith. Except as required by law, the Company shall not disclose the name of the Noteholder in any public manner (including in any press release or Form 8-K) without the prior written consent of the Noteholder (which may be via e-mail).
Section 4.9    Rights Plan. The Company shall take all necessary actions, including consent by the board of directors of the Company, to ensure that the issuance of any Shares shall not cause the Noteholder to become an “Acquiring Person” as defined in the Rights Plan, and deliver satisfactory evidence thereof to the Noteholder.

ARTICLE V
MISCELLANEOUS
Section 5.1    Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or sent by reputable overnight courier service (charges prepaid), provided that each such notice must also be delivered by electronic mail. Subject to compliance with the proviso in the foregoing sentence, notices will be deemed to have been given hereunder when delivered personally, and one business day after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day. The addresses for any such notices shall be, unless changed by the applicable Party via notice to the other Parties in accordance herewith:
If to the Company:
LivePerson, Inc.
530 7th Avenue Floor M1
New York, New York 10018

Attention:    John Collins; Monica Greenberg
Email:         JCollins@liveperson.com; MGreenberg@liveperson.com

With a copy to (which shall not constitute notice):
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:     Daniel Bursky; Mark Hayek
Email:         Daniel.Bursky@friedfrank.com; Mark.Hayek@friedfrank.com

If to Noteholder:

Lynrock Lake Master Fund LP
c/o Lynrock Lake LP
2 International Dr
Suite 130
Rye Brook, New York 10573
Attention:     Cynthia Paul; Michael Manley; Operations
Email:         cp@lynrocklake.com;
mike@lynrocklake.com; and
        ops@lynrocklake.com
With a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attention:     Stephen Kuhn; Michael Stamer; Josh Peary
Email:         skuhn@akingump.com;                         mstamer@akingump.com
        jpeary@akingump.com

Section 5.2    Termination. The Noteholder may terminate this Agreement by delivering notice to the Company if the Initial Closing does not occur by June 7, 2024.
Section 5.3    Entire Agreement. Other than Section 5 of that certain Confidentiality Agreement, dated as of May 8, 2024, by and between the parties, this Agreement (including the Transaction Term Sheet and all other schedules, annexes and exhibits hereto or thereto) and the other documents and agreements executed and delivered among the parties hereto and thereto in connection with the Transactions embody the entire agreement and understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relating to such subject matter, including, without limitation, any term sheets, emails or draft documents exchanged in connection with the negotiation of the Transactions or otherwise.
Section 5.4    Assignment; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Noteholder. The Noteholder may assign all or any of its rights or obligations hereunder to any of its Affiliates, its investment managers or investment advisors or the investment managers or investment advisors of any of its Affiliates, and shall not otherwise assign any rights or obligations hereunder without the prior written consent of the Company.
Section 5.5    Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by electronic transmission shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.
Section 5.6    Remedies Cumulative. Each Party hereto acknowledges that the remedies at law of the other Parties for a breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available and no Party shall oppose the granting of such relief on the basis that money damages would be sufficient. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.
Section 5.7    Governing Law; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement (provided that such process is also delivered by email in accordance with Section 5.1 of this Agreement) and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
Section 5.8    No Third-Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a Party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such person shall be entitled to sue any Party to this Agreement with respect thereto.
Section 5.9    Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the Parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a Party hereto shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any non-compliance or breach be deemed to be a waiver of a Party’s rights and remedies with respect to such non-compliance or breach.

Section 5.10    Word Meanings. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.
Section 5.11    Further Assurances. The Noteholder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, including giving any further assurances, as either Party may reasonably request in connection with the Transactions contemplated by and in this Agreement, including without limitation, to effect the Delayed Draw Purchase.
Section 5.12    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 5.13    Severability; Conflicts. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). In the event of any inconsistency between this Agreement (including all schedules, annexes and exhibits hereto) and the Transaction Term Sheet (including all schedules, annexes and exhibits thereto), this Agreement shall govern.
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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the date first above written.

COMPANY:

LivePerson, Inc.

By: /s/ John Collins
Name:    John Collins
Title:    Chief Financial Officer and
    Chief Operating Officer

NOTEHOLDER:

Lynrock Lake Master Fund LP
By: Lynrock Lake Partners LLC, its general partner

By: /s/ Cynthia Paul
Name: Cynthia Paul
Title: Member

Schedule I
Corporate Governance
[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Schedule II

Covenants

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Schedule III

MFN Covenants

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Annex I
Company Subsidiaries
[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit A
Transaction Term Sheet

CONFIDENTIAL
EXHIBIT A
$200,000,000 First Lien Senior Secured Convertible Notes
Term Sheet

Capitalized terms used but not defined in this Exhibit A (this “Term Sheet”) have the meanings set forth in the Exchange Agreement to which this Exhibit A is attached or the other exhibits to the Exchange Agreement.

Senior Secured Convertible Notes
Issuer:	LivePerson, Inc., a Delaware corporation (the “Issuer”).
Guarantors:
(i) All direct and indirect existing subsidiaries of the Issuer listed on Annex I, Part I to the Exchange Agreement (with guarantee limitations for such entities organized in jurisdictions outside of the United States customary in such foreign jurisdictions) and (ii) with respect to subsidiaries of the Issuer acquired or organized after the date of the Exchange Agreement, (x) majority-owned domestic subsidiaries that have in excess of $10,000 of assets and (y) majority-owned foreign subsidiaries that have in excess of $10,000 of assets (or the local currency equivalent), other than any such foreign subsidiaries organized in jurisdictions where the costs of obtaining a secured guarantee do not exceed the practical benefit afforded to the secured parties thereby (as determined by the Investor) or where upstream guarantees are not customarily provided for in respect of senior secured high yield debt instruments (with guarantee limitations for such entities customary in such foreign jurisdictions) (collectively, the “Guarantors”), other than, with the consent of the Investor, any such subsidiary to the extent the provision of a guaranty by such subsidiary would reasonably be expected to result in material adverse tax consequences to the Issuer or its subsidiaries.

Investor:	Lynrock Lake Master Fund LP (or other fund(s) managed by Lynrock Lake LP at its option) (the “Investor”).
Instrument:	First lien senior secured convertible notes (the “New Notes”).
Principal Amount:	Up to $200,000,000 principal amount of New Notes to be issued solely to Investor as described under the headings “Initial Draw of New Notes”, “Delayed Draw of New Notes” and “Issuance of New Notes in Exchange for Existing Notes” as set forth below, together with PIK Notes issued as described under “Interest” below.

Ranking:	The New Notes will be (i) secured by a first-priority lien on the Collateral, senior to all other existing and future liens on the assets of the Issuer and the Guarantors, subject to permitted liens and (ii) senior in right of payment to all future contractually subordinated debt for borrowed money of the Issuer and the Guarantors.

Collateral:
Secured by a first-priority lien on substantially all assets (other than Excluded Assets) of the Issuer and the Guarantors, subject to permitted liens, including control agreements over deposit accounts (or similar agreement or arrangement in any non-U.S. jurisdiction to the extent such concept exists in such jurisdiction) (other than customary excluded accounts).
“Excluded Assets” shall mean:
(i)     any asset together with any rights or interests therein, or any lease, license, franchise, charter, authorization, contract or agreement to which the Issuer or any Guarantor is a party, together with any rights or interest thereunder, in each case, if and to the extent security interests therein (A) are prohibited by or in violation of any applicable law, (B) requires any governmental (including regulatory) consent, approval, license or authorization that has not been obtained or consent of a third party that is not the Issuer or a Guarantor or other subsidiary that has not been obtained pursuant to any contract or agreement binding on such asset at the time of its acquisition and not entered into in contemplation of such acquisition or this exception, or (C) are prohibited by, in violation of or would create a right of termination under any term, provision or condition of any lease, license, franchise, charter, authorization, contract or agreement to which the Issuer or such Guarantor is a party, which right of termination is not established in contemplation of this exception, except, in the case of each of the foregoing clauses (A), (B), and (C), to the extent that such prohibition or restriction would be rendered ineffective under the applicable anti-assignment provisions of the UCC;
(ii)    any margin stock (within the meaning of Regulation U issued by the Federal Reserve Board) to the extent creation of a security interest therein will result in a violation of Regulation U issued by the Federal Reserve Board;
(iii)     any “intent-to-use” trademark applications;
(iv)    (A) any leasehold interest (including any ground lease interest) in real property and (B) any fee interest in owned real property (other than owned real property having a fair market value in excess of $250,000);
(v)    any particular asset, with the consent of the Investor, if the pledge thereof or the security interest therein would reasonably be expected to result in material adverse tax consequences to the Issuer or any of its subsidiaries;
(vi)    any specifically identified asset that the costs of obtaining, perfecting or maintaining a security interest or pledge in such asset exceed the fair market value thereof and the practical benefit to the secured parties afforded thereby as determined by the Investor;
(vii)    letter-of-credit rights, to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement (or foreign equivalent);
(viii)    all commercial tort claims where the amount of damages reasonably expected to be realized by the Issuer or the applicable Guarantor in such commercial tort claims (as determined by the Issuer in good faith) is not in excess of $250,000 individually or in the aggregate; and
(ix)    motor vehicles, aircraft and other assets subject to certificates of title or ownership (including, without limitation, aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof and rolling stock) in each case, to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement (or foreign equivalent) in the jurisdiction of organization (or other location of the Issuer or a Guarantor under Section 9-307 of the UCC) of the Issuer or applicable Guarantor.

Use of Proceeds:	The proceeds of the New Notes will be used solely to exchange, repurchase, redeem, replace or otherwise refinance after the date of the Exchange Agreement the Existing Notes in whole or in part, to replenish or refund any cash of the Issuer or any of its subsidiaries that was used to exchange, repurchase, redeem, replace or otherwise refinance after the date of the Exchange Agreement any Existing Notes, and to pay or reimburse any fees, costs and expenses in connection with the foregoing (including, for the avoidance of doubt, cash tax payments triggered by the exchange or repurchase of any Existing Notes or any guarantee or collateral with respect to the New Notes) and the other transactions contemplated hereby.
Interest:
From the Initial Closing and prior to the date of issuance of the Delayed Draw Notes, interest on the New Notes will accrue at a rate of 10.83% (consisting of 4.17% cash and 6.66% PIK) per annum.
From the date of issuance of the Delayed Draw Notes and prior to December 15, 2026, interest on the New Notes will increase and accrue at a rate of 11.375% (consisting of 4.375% cash and 7.00% PIK) per annum.
On and after December 15, 2026, interest on the New Notes will further increase and accrue at a rate of 13% (consisting of 5% cash and 8% PIK) per annum.

Interest Payment Frequency:	Semi-annual (June 15th and December 15th), beginning December 15, 2024.
Maturity:
June 15, 2029 (the “Maturity”), with springing maturity at 91 days before the maturity of the Issuer’s 0% Convertible Senior Notes due 2026 on December 15, 2026 (the “Existing Notes”) if greater than $60,000,000 principal amount of Existing Notes remains outstanding on such date. The amount payable by Issuer in the case of such springing maturity will be par plus accrued interest (including cash and PIK components thereof) plus an amount equal to the discounted value of remaining future interest payments (including cash and PIK components thereof) through Maturity at a discount rate of T + 50 (the “Make Whole Amount”).

Conversion:	Substantially the same as the conversion mechanics in the Identified Precedent, subject to the Documentation Principles, except (i) the New Notes will also be convertible during a 30-day period prior to any springing maturity date; (ii) “make whole” additional shares will also be deliverable upon a conversion in connection with a springing maturity date; and (iii) any accrued and unpaid interest (including cash and PIK components thereof) on any New Note being converted shall also be converted at the Conversion Price.
Conversion Price:	$75.23, which is the conversion price of the Existing Notes on the date hereof.
Conversion Adjustments:	Substantially the same as the conversion adjustments in the Identified Precedent, subject to the Documentation Principles.

Offer to Repurchase Upon Fundamental Change:	At the Investor’s option, following a required offer by the Issuer upon a Fundamental Change, the Issuer may be required to repurchase New Notes at par plus accrued interest (including cash and PIK components thereof) plus an amount equal to 66% of the discounted value of remaining future interest payments (including cash and PIK components thereof) through Maturity at a discount rate of T + 50.
Redemption Price Upon Acceleration:	Make Whole Amount upon acceleration.
Offer to Repurchase Upon Asset Sale:
At the Investor’s option, following a required offer by the Issuer upon an asset sale, the Issuer may be required to repurchase New Notes at the Make Whole Amount using 100% of the net cash proceeds from non-ordinary course asset sales, other than [*] and a basket for other non-ordinary course asset sales of $1 million (which basket may not be reused or replenished).

Redemption at Issuer’s Option:
At any time, the Issuer may redeem New Notes, in whole or in part on a pro rata basis:
(a)Prior to June 15, 2025, at the Make Whole Amount;

(b)On or after June 15, 2025, and prior to June 15, 2026, for an amount of cash equal to the sum of (i) 106.50% of the aggregate principal amount of the New Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 106.50% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest;

(c)On or after June 15, 2026, and prior to December 15, 2026, for an amount of cash equal to the sum of (i) 103.25% of the aggregate principal amount of the New Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 103.25% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest; and

(d)From December 15, 2026 until Maturity, for an amount of cash equal to the sum of (i) 113% of the aggregate principal amount of the New Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 113% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest.

Affirmative Covenants:	Substantially the same as the affirmative covenants in the Identified Precedent and customary affirmative covenants with respect to guarantees and collateral, financial reporting and filings, subject to the Documentation Principles.

Negative Covenants:
Negative covenants will include (i) limitations on asset sales, the incurrence of debt, preferred stock and liens, fundamental changes, investments, dividends and other payment restrictions affecting subsidiaries, restricted payments (including but not limited to prepayment, redemption or repurchases of unsecured, subordinated and junior lien debt (other than the Existing Notes on terms set forth in the Indenture)), and transactions with affiliates, (ii) negative covenants in the Identified Precedent and (iii) customary negative covenants with respect to guarantees and collateral, including a negative pledge with respect to the equity of any subsidiary, foreign or domestic, whose equity is not pledged as collateral and will also include, without limitation, customary and other ordinary course exceptions, qualifications and baskets and investor protections consistent with the Documentation Principles; provided that the baskets and exceptions in respect of permitted liens, indebtedness, investments, restricted payments and asset sales will be limited to the baskets and exceptions as set forth in Annex I attached hereto; provided, further, that:
(a)the only first lien debt for borrowed money that will be permitted to be incurred under the Indenture will be the $200,000,000 of New Notes issued solely to the Investor described herein, plus the payment of PIK interest thereon,
(b)the Issuer may not remove or prime Investor’s first lien debt position, and
(c)the debt and lien covenants will include a basket for junior debt of $150,000,000, which junior debt shall mature no earlier than December 15, 2029; provided that such junior debt (i) is payment subordinated on terms satisfactory to the Investor; (ii) is subject to an intercreditor agreement in substantially form of the Form of Intercreditor Agreement attached as Annex II to this Term Sheet; (iii) does not amortize and does not provide for payment of any cash interest prior to December 15, 2026; (iv) includes a cross-acceleration event of default provision with respect to the New Notes rather than a cross-default; and (v) is not guaranteed by any obligors that are not obligors in respect of the New Notes or secured by any assets that are not pledged as collateral in respect of the New Notes.

Financial Covenant:	Minimum cash and cash equivalents of the Issuer and the Guarantors on deposit in an account subject to a deposit account control agreement or securities account control agreement (or similar agreement or arrangement in any non-U.S. jurisdiction to the extent such concept exists in such jurisdiction) of not less than $60,000,000 at any time (reported monthly); provided, that any such account shall not be required to be subject to a control agreement (or similar agreement or arrangement) prior to the date that is 30 business days following the Initial Closing (or such later date as may be agreed by the Investor in its reasonable discretion).

Documentation Principles:
The definitive documentation for the New Notes (the “Notes Documentation”) will (a) contain the terms and conditions set forth in this Term Sheet, (b) reflect the operational and strategic requirements of, and investor protections with respect to, the Issuer and its subsidiaries (after giving effect to the Transactions) in light of its size, industry, geographic locations, businesses, business practices, payroll, operations, financial accounting, (c) be based on the indenture governing the Existing Notes with modifications as necessary or appropriate to reflect the terms and conditions set forth herein (including, for the avoidance of doubt, collateral and guarantee provisions, affirmative and negative covenants and events of default typical of high yield senior secured debt instruments) (the “Identified Precedent”), (d) take into account any applicable changes in law or accounting standards, (e) not permit unrestricted subsidiaries, (f) include an additional Event of Default tied to breaches of covenants in the Exchange Agreement as amended from time to time applicable to the New Notes, (g) exclude from the definition of “material adverse effect” any adverse event, change, occurrence or effect publicly disclosed or announced in the Issuer’s 10-Q for the fiscal quarter ended March 31, 2024 or the earnings release for such fiscal quarter on the Issuer’s website or any notification from the stock exchange related to a curable delisting event and (h) prohibit the Investor or any of its affiliates from purchasing or otherwise holding any Existing Other Notes without the prior written consent of the Issuer.
The Notes Documentation will include those payment or redemption provisions, representations and warranties, covenants, events of default and guarantee and collateral provisions expressly set forth in this Term Sheet, in each case, applicable to the Issuer and its subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods set forth in the Identified Precedent and otherwise consistent with the Documentation Principles.
The foregoing is referred to herein, collectively, as the “Documentation Principles”.

Issuance Characteristics:	CUSIP security held through DTC.
Ratings:	None.
Beneficial Ownership Limitation upon Exercise of the New Notes:
4.99%, subject to increase upon 61 days’ notice by Investor; provided in no event shall the Investor’s beneficial ownership of the Issuer’s common stock (aggregating all securities convertible into or exercisable for the Issuer’s common stock) exceed 9.99%.

Registration Rights:	Investor or its designated affiliates to have the right to request customary registration rights agreement (including demand, shelf and piggyback registration rights) and related obligations on 30 days’ notice.
Issuance of New Notes in Exchange for Cash

Initial Draw of New Notes:
On the Initial Closing, Investor will purchase $50,000,000 aggregate principal amount of New Notes for an aggregate cash purchase price equal to the aggregate principal amount of the New Notes so purchased (the “Initial Draw Notes”).

Delayed Draw of New Notes:
Upon the Issuer’s request at any time on or after Initial Closing and prior to the earlier of (x) December 15, 2024 and (y) the six-month anniversary of the Initial Closing, Investor agrees to purchase up to $50,000,000 aggregate principal amount of New Notes for an aggregate cash purchase price equal to the aggregate principal amount of the New Notes so purchased (the “Delayed Draw Notes” and, together with the Initial Draw Notes, the “Draw Notes”). To accommodate DTC fungibility among New Notes, if and when issued, Delayed Draw Notes shall bear interest from the Initial Closing, and the purchase price payable by Investor for Delayed Draw Notes shall include accrued and unpaid cash interest from the Initial Closing to the date such Delayed Draw Notes are issued.

Issuance of New Notes in Exchange for Existing Notes
Exchange:
On the Initial Closing, the Investor will exchange $145,957,000 principal amount of the Existing Notes held by the Investor (the “Existing Investor Notes”) for $100,000,000 principal amount of New Notes, reflecting an exchange ratio of 68.51% (the “Exchange Ratio”) of the Existing Notes. The remaining $371,543,000 principal amount of the Existing Notes (excluding the Existing Investor Notes, the “Existing Other Notes”) will remain outstanding and the Existing Investor Notes will be cancelled.

Conditions
Conditions Precedent of Initial Draw Notes and the Exchange and the Warrants:	The effectiveness of the Transaction Documents, the Exchange and the issuance of the Initial Draw Notes and the payment therefor and the issuance of the Warrants are subject to (i) the satisfaction (or waiver by the Investor) of the conditions in Section 1.6(a) of the Exchange Agreement and (ii) the satisfaction (or waiver by the Issuer) of the conditions set forth in Section 1.6(b) of the Exchange Agreement.
Conditions Precedent of Delayed Draw Notes:	The issuance of the Delayed Draw Notes and the payment therefor are subject to (i) the satisfaction (or waiver by the Investor) of the conditions in Section 1.7(a) of the Exchange Agreement and (ii) the satisfaction (or waiver by the Issuer) of the conditions set forth in Section 1.7(b) of the Exchange Agreement.
Warrants

Warrants:
The Issuer will issue 12,071,203 10-year warrants (the “Warrants”) to the Investor, exercisable for 12,071,203 shares of the Issuer’s common stock, with a strike price equal to $0.75, subject to customary anti-dilution provisions. Warrants to be net settled. Warrants to be issued alongside the issuance of the Initial Draw Notes and the New Notes issued in Exchange for the Existing Investor Notes. [1]

Beneficial Ownership Limitation applicable to Warrants:
4.99%, subject to increase upon 61 days’ notice by Investor; provided in no event shall the Investor’s beneficial ownership of the Issuer’s common stock (aggregating all securities convertible into or exercisable for the Issuer’s common stock) exceed 9.99%.

Registration Rights:	Investor or its designated affiliates to have the right to request customary registration rights agreement (including demand, shelf and piggyback registration rights) and related obligations on 30 days’ notice.
Other
Structuring:	The parties will consider structuring the transactions described in this Term Sheet in a manner that preserves and maximizes tax efficiencies, including the Issuer’s NOLs and potential Investor tax considerations.
Governance Rights:	So long as the Investor owns 25% of the New Notes committed to be purchased pursuant to the Exchange Agreement ($50,000,000 principal amount of New Notes), the Investor has the right to appoint a single board observer to the Issuer’s board to attend and observe (but not vote) at all meetings of such boards and all committees thereof, whether in person, by telephone or otherwise, and whether regular or special.
Fees and Expenses:	Issuer covers all of Investor’s reasonable and documented out-of-pocket legal, professional, and due diligence fees (including Akin Gump Strauss Hauer & Feld LLP as counsel to the Investor and other advisors) and expenses related to making, monitoring, and enforcing its investment (including the hiring of a board observer if not employees of Lynrock).
1 Such 12,071,203 number of shares reflects 11% of the Issuer’s common stock on a fully diluted basis, after giving effect to the issuance of the Warrants and any other derivative instruments or other rights to acquire the Issuer’s common stock, assuming full physical settlement and without regards to any restrictions or limitations on exercise or conversion or as to whether such rights or derivatives are in-the-money (but including only 1,000,000 of the existing out-of-the-money employee stock options and excluding shares underlying the Existing Other Notes and New Notes) based on the capitalization table provided by the Issuer. Such amount shall be increased by 11% of any of the Issuer’s common stock or common stock equivalents issued or granted between the date hereof and the Initial Closing, on a fully diluted basis inclusive of the issuance of such additional warrants, based on the capitalization table provided by the Issuer on the Initial Closing.

Confidentiality; Use of Name:	The Issuer agrees that the existence of the Term Sheet, the ongoing discussion or negotiations contemplated by this Term Sheet and/or the name of the Investor shall not, without prior written consent of the Investor, be disclosed by the Issuer or its affiliates to any person or entity, it being understood that the Issuer will disclose the executed Exchange Agreement (including the final Term Sheet) on Form 8-K to be filed with the SEC following the execution thereof.
Representations and Warranties:	Limited to the representations and warranties set forth in the Exchange Agreement and customary representations and warranties in the collateral documents.
Events of Default:
Substantially the same as the events of default in the Identified Precedent and customary events of default with respect to collateral and guarantees and covenants, subject to the Documentation Principles; provided that in any event, the “significant subsidiary” concept will be replaced with an immaterial subsidiary concept based on individual and aggregate thresholds of 2.5% and 5.0% of total assets and/or total revenue, and the cross-default and judgment default materiality threshold will be reduced to $5,000,000; provided, further, that the holders of the New Notes will have the right to accelerate the New Notes following the occurrence and during the continuance of an Event of Default arising from a reporting breach rather than the Issuer having the option to instead pay additional interest; provided, further, that a breach in respect of the indebtedness incurred under the Junior Lien Debt Basket will result in a cross-default under the New Notes regardless of the aggregate amount of such indebtedness then outstanding and regardless of whether such indebtedness has been accelerated. In addition, the definition of “Fundamental Change” will feature a change of control prong for (i) acquisition of 50% or more of the voting equity interests of the Issuer by a third party and (ii) any merger, consolidation or sale of substantially all of the property or assets of the Issuer and its subsidiaries, taken as a whole, to any third-party.

Format:	Section 4(a)(2) under the Securities Act.
Transfer Restrictions:	New Notes may only be initially issued to the Investor. Thereafter, New Notes may be transferred pursuant to one or more exemptions from registration under the Securities Act.
Governing Law and Forum:	New York.

ANNEX I TO EXHIBIT A

	Basket/Threshold	Term
Liens Covenant
1.	Liens for New Notes
First-priority liens securing New Notes issued to the Investor, not to exceed $200,000,000 in the aggregate plus the principal amount of PIK Notes issued as described under “Interest” above, which capacity will be deemed reduced by the amount of New Notes issued and repurchased, repaid or redeemed.

2.	Liens existing on the date of the Exchange Agreement
Permits Liens existing on the date of the Exchange Agreement subject to scheduling requirement; provided, that any such liens for borrowed money, tax liens or judgment liens permitted by virtue of being included on such schedule will be limited to any such liens disclosed by the Issuer in writing to the Investor on or prior to the date of the Exchange Agreement; provided further that to the extent (i) any such liens are removed, released, terminated, extinguished or discharged on or prior to the Initial Closing Date or (ii) arrangements reasonably satisfactory to the Issuer and the Investor have been made for the removal, release, termination, extinguishment or discharge of such liens on or prior to the Initial Closing Date, such liens will be deemed to have been removed, released, terminated, extinguished or discharged prior to the date of the Exchange Agreement for purposes of the representations made in this Agreement.

3.	Junior Lien Debt Basket
Permits Liens to secure up to $150,000,000 of debt, provided that such junior debt (i) is payment subordinated on terms satisfactory to the Investor; (ii) is subject to an intercreditor agreement in substantially the form of the Form of Intercreditor Agreement attached as Annex II to this Term Sheet; (iii) does not amortize and does not provide for payment of cash interest prior to December 15, 2026; (iv) includes a cross-acceleration event of default provision with respect to the New Notes rather than a cross-default; and (v) is not guaranteed by any obligors that are not obligors in respect of the New Notes or secured by any assets that are not pledged as collateral in respect of the New Notes.

4.	Cash Collateral Securing Letters of Credit	$1,000,000.
5.	General Liens Basket	$1,000,000; provided if for borrowed money must be secured on a junior basis.
Indebtedness Covenant
6.	New Notes
New Notes issued to the Investor, not to exceed $200,000,000 in the aggregate plus the principal amount of PIK Notes issued as described under “Interest” above, which capacity will be deemed reduced by the amount of New Notes issued and repurchased, repaid or redeemed.

7.	Junior Debt	Permits up to $150,000,000 of debt that ranks junior in payment and security to the New Notes and may include, without limitation, second lien debt.
8.	Letters of Credit	$1,000,000.
9.	Indebtedness incurred to finance all or any portion of a Permitted Investment	None.

10.	Attributable Debt and Capital Leases	$1,000,000.
11.	Permitted Ratio Debt	None.
12.	General Debt Basket	$1,000,000.
Investments Covenant
13.	Investments in the Issuer or Guarantors
Unlimited Investments in the Issuer and the Guarantors; provided that any investments by a non-Guarantor subsidiary in the Issuer and the Guarantors in the form of a loan must be unsecured and subordinated pursuant to the terms of an intercompany note that is reasonably satisfactory to the Investor.

14.	Investments in Non-Guarantor Subsidiaries and Professional Corporations	(i) $1,000,000 plus (ii) additional cash investments from time to time not to exceed an amount necessary (giving effect to applicable transfer pricing requirements) (as reasonably determined by the Issuer) to make vendor expense (solely with respect to Wellington Provider Group, P.C.), payroll, compensation, rent and other payments in respect of real estate, equipment for the employees employed by such subsidiary, hosting fees, subcontracted labor, software, legal and tax advisory, insurance, employee benefits, taxes, reseller fees, marketing expenses, reimbursement of travel and entertainment, assurance services and similar payments directly or indirectly by any non-Guarantor subsidiaries or professional corporations that are associated with Wild Health, Inc. within the 30 days following the making of any such investment, in each case, in the ordinary course of business and consistent with past practice. The Issuer will provide the Investor with quarterly reports with respect to the amount of the investments made pursuant to clause (ii) above and the support therefor.
15.	Investments existing on the date of the Exchange Agreement	Permitted, subject to scheduling requirement.

16.	Permitted Acquisitions	None.
17.	Leverage Basket – Investments	None.
18.	Existing Notes	Permitted.
19.	General Investment Basket	$1,000,000.
20.	Working Capital Facility for [*] Sale	In connection with any sale of [*], the Issuer or a Guarantor may provide a working capital facility of up to $[*] to the purchaser for up to 24 months following the consummation of such sale; provided, however, that the availability of such basket will be conditioned on the sale agreement providing that the net proceeds received from such sale will be delivered to the Issuer or a Guarantor.
Restricted Payments Covenant
21.	Starter Amount	None.
22.	Grower Amount	None.
23.	AHYDO Catch-up Payments	To the extent applicable, any payments necessary or advisable to avoid the application of Section 163(e)(5) of the Internal Revenue Code, as amended, or other similar applicable laws shall be permitted.
24.	Leverage Basket – Restricted Payment	None.
25.	Existing Notes	Permitted to be repurchased, exchanged or otherwise retired.

26.	General Basket – Restricted Payment	None.
Asset Sale Covenant
27.	De Minimis Basket	None.
28.	Designated Non-Cash Consideration	None.
29.	Other Carveouts	[*] and a basket for other non-ordinary course asset sales of $1 million (which basket may not be reused or replenished). In connection with any sale of [*], notwithstanding anything to the contrary, any guarantee provided by [*] shall be unconditionally released; provided, however, that such release will be conditioned on the sale agreement providing that the net proceeds received from such sale will be delivered to the Issuer or a Guarantor.

ANNEX II TO EXHIBIT A

Form of Intercreditor Agreement

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit B
Form of Warrant

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit C
Exchanging Noteholder Instructions
[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]